Exhibit 99.1
[FGBC BANCSHARES, INC. LETTERHEAD]
May 24, 2011
Dear Fellow Shareholder:
     It is with a deep sense of sadness that your Board of Directors informs you that on Friday, May 20, 2011, First Georgia Banking Company (the “Bank”), the bank subsidiary and principal asset of FGBC Bancshares, Inc. (the “Company”) was closed by the Georgia Department of Banking and Finance (the “Georgia Department”) and the FDIC was appointed as receiver. In a simultaneous transaction, CertusBank, National Association acquired the banking operations of the Bank in a loss-share transaction facilitated by the FDIC. In connection with this acquisition, the Bank’s depositors automatically became depositors of CertusBank. Beginning May 21, 2011, the offices of the Bank opened for business as branches of CertusBank.
     Your Board and management team spent considerable time and effort pursuing every reasonable solution to the challenges that faced the Company and the Bank. Among other things, over the last year the Board and management team worked on an offering of the Company’s common stock in an effort to recapitalize the Bank. We also explored other strategic transactions, including outright acquisitions by other banks and sales of the Bank’s assets. These efforts were conducted with the help of professional outside advisers. Ultimately, however, the challenging economic conditions proved too great of an obstacle. Despite this outcome, we greatly appreciate your support during this process.
     Our employees gave their best efforts to keep the Bank going and have earned our gratitude for their dedication and hard work. I thank you on behalf of the Board of Directors for the loyalty that you have demonstrated toward our employees.
     The management team of the Bank is committed to working with the Georgia Department, the FDIC and CertusBank to make the transition as smooth as possible for the Bank’s customers. In connection with the closure of the Bank, the FDIC issued a press release, dated May 20, 2011. This release contains important information for shareholders who were also customers of the Bank. The release is available at www.fdic.gov.
     We are currently exploring methods of winding down the Company’s operations. Unfortunately, however, it is not expected that any distributions will be available to be made to our shareholders. We encourage you to consult with your accountant or other tax consultant to determine if and how you may deduct your investment loss on your tax return.
     Again, on behalf of the Board of Directors and management, we give you this news with great sadness and, as always, we appreciate your support.

Sincerely,
/s/ George B. Hamil, Jr.
George B. Hamil, Jr., Chairman